INGS, LLC AND SUBSIDIARIES

EXHIBIT 99.4

Condensed Consolidated Financial Statements
RockPile Energy Holdings, LLC and Subsidiaries
For the Three and Six Months Ended June 30, 2017 and 2016

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash	$20,378,806	$11,254,578
Accounts receivable, trade	57,116,465	25,522,904
Inventory	2,895,031	2,287,350
Prepaid expenses and other current assets	13,630,246	2,571,463
Total current assets	94,020,548	41,636,295
Property and equipment, net	81,413,194	56,656,242
Intangible assets, net	6,135,723	6,745,055
Other long-term assets	613,212	5,834,534
Total assets	$182,182,677	$110,872,126
Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$38,999,400	$15,003,503
Deferred Revenue	23,052,557	1,661,629
Accrued payroll and related costs	2,870,597	2,872,190
Accrued expenses	19,290,035	8,373,232
Total current liabilities	84,212,589	27,910,554
Long-term liabilities:
Other long-term liabilities	827,066	404,009
Total liabilities	85,039,655	28,314,563
Commitments and contingencies (Note 10)
Members’ equity :
Class A Units, no limit authorized, 105,459,067 and 88,204,381 issued and outstanding units, respectively	105,459,067	88,204,381
Additional paid-in capital	554,358	221,743
Accumulated deficit	(8,870,403)	(5,868,561)
Total members’ equity	97,143,022	82,557,563
Total liabilities and members’ equity	$182,182,677	$110,872,126

See accompanying notes to condensed consolidated financial statements.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2017	2016	2017	2016
Revenue	$110,245,066	$27,813,658	$188,069,939	$51,162,012
Cost of sales	92,079,242	28,437,351	162,124,964	57,267,199
Gross profit (loss)	18,165,824	(623,693)	25,944,975	(6,105,187)
Operating expenses:
Selling, general and administrative	19,245,437	6,633,889	28,114,417	11,474,993
Gain on Disposal of Assets	—	(1,595)	(80,258)	(126,643)
Depreciation and amortization	335,528	165,519	627,904	325,739
Total operating expenses	19,580,965	6,797,813	28,662,063	11,674,089
Operating loss	(1,415,141)	(7,421,506)	(2,717,088)	(17,779,276)
Other income and expense:
Other income	5,098	3,263	9,012	8,127
Interest expense	(300,345)	(1,139,473)	(293,766)	(2,291,596)
Net loss	$(1,710,388)	$(8,557,716)	$(3,001,842)	$(20,062,745)

See accompanying notes to condensed consolidated financial statements.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Members’ Equity
For the Six Months Ended June 30, 2017
(Unaudited)

	Class A Units	Successor Class A Units	Additional Paid-In Capital	Accumulated Deficit	Total
Members’ equity at January 1, 2017	88,204,381	$88,204,381	$221,743	$(5,868,561)	$82,557,563
Members’ contributions	17,254,686	17,254,686	—	—	17,254,686
Share-based compensation	—	—	332,615	—	332,615
Net loss	—	—	—	(3,001,842)	(3,001,842)
Members’ equity at June 30, 2017	105,459,067	$105,459,067	$554,358	$(8,870,403)	$97,143,022

See accompanying notes to condensed consolidated financial statements.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(3,001,842)	$(20,062,745)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	9,532,348	11,518,431
Gain on disposal of assets	(80,258)	(126,643)
Amortization of deferred financing costs	16,345	187,862
Stock-based compensation	332,615	331,220
TWS Loan Accretion / Earn-out Accretion	—	29,633
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	(31,593,562)	(3,973,607)
Decrease (increase) in inventories	(607,681)	877,402
Decrease (increase) in prepaid expenses, deposits and other assets	(5,694,043)	(121,428)
Increase (decrease) in accounts payable	23,554,342	(4,872,667)
Increase (decrease) in payroll and related costs	(1,593)	(336,130)
Increase (decrease) in accrued liabilities and other current liabilities	9,691,273	(5,654,678)
Increase (decrease) in deferred revenue	21,390,928	(484,287)
Increase (decrease) in other long-term liabilities	423,056	—
Net cash provided by (used in) operating activities	23,961,928	(22,687,637)
Cash flows from investing activities
Capital expenditures	(32,197,768)	(270,949)
Proceeds from disposal of property, plant and equipment	106,260	191,000
Acquisitions of assets	(1,066,644)	—
Net cash used in investing activities	(33,158,152)	(79,949)
Cash flows from financing activities:
Proceeds from revolving credit facility	3,000,000	43,688,085
Repayment of revolving credit facility	(3,000,000)	(4,920,214)
Repayment of term loan Property	—	(72,121)
Debt issuance costs	(159,764)	—
Proceeds from insurance financing	2,085,203	—
Repayment of insurance financing	(859,673)	(1,594,168)
Proceeds from members’ contributions	17,254,686	—
Net cash provided by financing activities	18,320,452	37,101,582
Net increase in cash	9,124,228	14,333,996
Cash and cash equivalents, beginning of period	11,254,578	1,000
Cash and cash equivalents, end of period	$20,378,806	$14,334,996

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest payments	$13,396	$1,650,264
Supplemental disclosure of non-cash information:
Change in accrual of property, plant and equipment	$441,556	$(82,422)

See accompanying notes to condensed consolidated financial statements.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

1)	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of RockPile Energy Holdings, LLC and Subsidiaries (“RockPile” or the “Company”) and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, and are expressed in US dollars. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Preparation of interim financial statements in accordance with U.S. GAAP requires the Company to (i) adopt accounting policies within accounting rules set by the Financial Accounting Standards Board ("FASB"), and (ii) make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and other disclosed amounts. RockPile’s operations are organized into a single business segment which consists of well completion services.
In management’s opinion, the accompanying unaudited condensed consolidated interim financial statements reflect all adjustments which are necessary for a fair presentation. Operating results for the three and six months ended June 30, 2017 are not necessarily indicative of the results that may be expected for the year ending December 31, 2017.
The balance sheet at December 31, 2016 has been derived from the audited financial statements at that date.
On September 8, 2016, a wholly-owned subsidiary of the Company, RockPile NewCo, LLC, acquired substantially all of the operating assets and liabilities of RockPile Energy Services, LLC (“White Deer Acquisition”). RockPile Energy Services, LLC, which was formed in 2011 and based in Denver, Colorado, was formerly a subsidiary of Triangle Petroleum Corporation (“Triangle”). As a result of the White Deer Acquisition, a new basis of accounting was created on September 8, 2016. The results of operations and cash flows for all periods subsequent to September 8, 2016, including for the three and six months ended June 30, 2017 are referred to as Successor financial statements. The results of operations and cash flows for all periods prior to September 8, 2016, including for the three and six months ended June 30, 2016 are referred to as the Predecessor financial statements. Following the White Deer Acquisition, RockPile NewCo, LLC legally changed its name to RockPile Energy Holdings, LLC.

2)	Summary of Significant Accounting Policies

Limited Liability Company

As a limited liability company, members are not liable for debts, liabilities, contracts or any other obligation of the Company or other members. Members are also not liable for the return of capital contributions to any other members.
Principles of Consolidation
The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. The Company’s year-end is December 31.
Use of Estimates
The preparation of these condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Estimates are used in, but are not limited to, determining the following: (i) recoverability of accounts receivable, (ii) recoverability of long‑lived assets including goodwill, (iii) the fair market value of long‑lived assets, (iv) an asset’s useful life for calculating depreciation and amortization, (v)  allocation of the purchase price for an acquisition to the identifiable tangible assets and liabilities, (vi) identification and valuation of intangible assets related to an acquisition, and (vi) valuation variables such as the underlying equity value, the estimated time to liquidity, volatility, and employee termination and forfeiture rates used to calculate stock‑based compensation. The Company believes that the estimates used in the preparation of the consolidated financial statements are reasonable, however, actual results may differ from these estimates as new events occur, additional information is obtained and as the Company’s operating environment changes.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

2)	Summary of Significant Accounting Policies – Continued

Cash
Cash includes currency in U.S. dollars on hand and cash in bank accounts. From time to time, the Company may hold cash in excess of federally insured amounts. The Company has no cash equivalents. The Company maintains most of its cash assets at one financial institution. The Company periodically evaluates the credit worthiness of its financial institutions. The Company believes that credit risk associated with cash is remote.
Accounts Receivable
Accounts receivable are stated at the amount billed to customers and are ordinarily due within 30 days of the invoice date. As of the date of these consolidated financial statements, and since inception, the Company has not encountered significant issues collecting amounts owed. As a result, the Company has not provided for an allowance for doubtful accounts as its current customer base is primarily comprised of highly credit‑worthy third‑party customers. Periodically, the Company performs a review of its customer base including outstanding receivables, historical collection information, existing economic conditions, and the customer’s creditworthiness to determine the need for establishing an allowance for doubtful accounts. Amounts that are deemed not probable of collection are written off as an expense.
Inventory
Inventories consist of parts and consumables, sand and/or ceramic proppant, chemicals, and other products used in pressure pumping, cased‑hole wireline, and workover services. Inventories are stated at the lower of cost or market (net realizable value) on an average cost basis with consideration given to deterioration, obsolescence, and other factors in evaluating net realizable value. See note 5 for additional information regarding inventory.
Property and Equipment
Property and equipment are stated at cost net of accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for replacements, significant additions, and improvements that extend the lives of the assets are capitalized.
Depreciation on property and equipment is calculated on a straight‑line basis over the estimated useful lives beginning when the assets are placed into service. The estimated useful lives of property and equipment range from 1.5 to 20 years. See note 7 for additional information regarding property and equipment.
Debt Issuance Costs
Debt issuance costs include origination, legal, and other fees incurred to issue debt. These costs are amortized over the respective borrowing term, and are presented as a reduction against the related borrowings. The Company capitalizes debt issuance costs associated with revolving lines of credit.
Business Combinations
Business combinations are accounted for using the acquisition method. The identifiable assets acquired and liabilities assumed are measured at their fair values at the date of acquisition. Any excess of purchase price over the fair value of the net assets acquired is recognized as goodwill. The Company’s associated transaction costs are expensed when incurred.
Incentive Compensation Units
For both the Successor and Predecessor periods, compensation expense related to long-term incentive compensation units is recognized in the consolidated financial statements based on their estimated grant‑date fair value. The fair value of long-term incentive compensation units is determined using the Monte Carlo (Successor) and Black‑Scholes (Predecessor) option pricing models. Compensation expense is recognized on a straight‑line basis over the applicable vesting period.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

2)	Summary of Significant Accounting Policies – Continued

Concentration of Credit Risk and Significant Customers
The Company’s accounts receivable has a concentration of customers in the oil and gas industry and the customer base consists primarily of independent oil and natural gas producers. The Company had five and three customers that individually accounted for more than 10% of revenue for the six months ended June 30, 2017 and 2016, respectively. The Company had four customers at June 30, 2017 and at December 31, 2016 that individually accounted for more than 10% of accounts receivables.
Contingencies
A provision for contingencies is charged to expense when the loss is probable and the cost can be reasonably estimated. Determining when expenses should be recorded for these contingencies and the appropriate amounts for accrual can be a complex process that includes the use of estimates and professional judgment. In many cases, this judgment is based on interpretation of laws and regulations, which can be interpreted differently by regulators and/or courts of law. The Company closely monitors legal, environmental, and other contingencies and periodically determines when losses should be recorded for these items based on currently available information.
Leases
The Company leases facilities and uses leased equipment in the normal course of operations. Each of these leases is accounted for as an operating lease. The Company records rental expense on its operating leases over the lease term as it becomes payable. If rental payments escalate in accordance with the terms of the agreement, the Company records a deferred rent expense and recognizes the rental expense ratably throughout the lease term. The majority of the Company’s facility leases contain renewal clauses and expire through August 2034.
The Company leases trucks and equipment in the normal course of business, which have been recorded as operating leases. The Company records rental expense on equipment under operating leases over the lease term as it becomes payable; there are no rent escalation terms associated with these equipment leases. The equipment leases contain a purchase option that allows the Company to purchase the leased equipment at the end of the lease term, based on the market price of the equipment at the time of the lease termination.
Fair Value of Financial Instruments
The Company’s financial instruments consist of cash, accounts receivable and accounts payable. The Company’s financial instruments in the Predecessor period also consisted of acquisition earn‑out consideration, short‑term debt and long‑term debt. Fair value is measured in accordance with Accounting Standards Codification ("ASC") Topic 820, Fair Value Measurement. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions of what market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.
U.S. GAAP establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

2)	Summary of Significant Accounting Policies – Continued

Fair Value of Financial Instruments - Continued
The level in the fair value hierarchy within which a fair value measurement in its entirety falls is based on the lowest-level input that is significant to the fair value measurement in its entirety.
The carrying values of cash, accounts receivable, and accounts payable are representative of their fair values due to their short‑term maturities.
Income Taxes
The Company is a limited liability company and is treated as a partnership for U.S. tax purposes. As a result, all taxable income and losses of the Company are reportable in the federal and state income tax returns of the Company’s members on a flow‑through basis. In the Predecessor period, the Company and Triangle did not have a tax sharing agreement and the Company was not expected to make tax payments to Triangle, accordingly, no recognition has been given to its U.S. federal income taxes in the Predecessor consolidated financial statements.
In accordance with the provisions of ASC Topic 740, Accounting for Uncertainty in Income Taxes, the Company has no significant uncertain tax positions and has not recorded any liabilities or expense. The Company files income tax returns in the U.S. federal jurisdiction and various states. There are currently no federal or state tax examinations under way and tax returns for the periods ended December 31, 2016, 2015 and 2014 are still open to examination.
Revenue Recognition
The Company enters into arrangements with its customers to provide hydraulic fracturing, cased‑hole wireline, pressure pumping and workover services, which can be either on a spot market basis or under term contracts. The Company only enters into arrangements with customers for which collectability is reasonably assured. Revenue is recognized when services are performed, collection of the receivable is probable, persuasive evidence of an arrangement exists, and the price is fixed or determinable. These criteria are typically met and revenue is recognized upon the completion of each job. For jobs that are not complete at the end of a month, the Company will generally recognize revenue using a measure that is representative of the percentage of the job completed at month-end. Rates for services performed on a spot market basis are based on agreed‑upon market rates. Sales taxes collected are not included in gross revenues, but are included in accounts receivable with an offsetting amount for taxes payable.
Impairment of Long‑Lived Assets
Long‑lived assets such as property and equipment and identifiable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long‑lived asset or asset group should be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long‑lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined using various valuation techniques including discounted cash flow models, quoted market values, and third‑party independent appraisals, as considered necessary.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

3)	Recent Accounting Pronouncements

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 supersedes all existing revenue recognition guidance. Under ASU 2014-09, an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014‑09, as amended for subsequent updates, is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017 for public companies and December 15, 2018 for private companies and can be adopted by the Company either retrospectively or using a modified retrospective approach as of the date of adoption. In March, April, May, and December 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net), ASU 2016-10, Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing, ASU 2016-12, Revenue from Contracts with Customers: Narrow-Scope Improvements and Practical Expedients and ASU 2016-19, Technical Corrections and Improvements, respectively. ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-19 provide supplemental adoption guidance and clarification to ASU 2014-09, and must be adopted concurrently with the adoption of ASU 2014-09.
In 2017, the Company began to evaluate the potential effects of adopting the provisions of ASU 2014-09, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-19; however, the project was put on hold due to the announcement of the acquisition by Keane Group, Inc. (“Keane”).
In July 2015, the FASB issued ASU 2015‑11, Simplifying the Measurement of Inventory. This ASU requires entities to measure most inventory at the lower of cost and net realizable value, thereby simplifying the current guidance under which an entity must measure inventory at the lower of cost or market. ASU 2015‑11 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016 for public companies and December 15, 2017 for private companies, and should be applied prospectively. The Company does not expect the adoption of ASU 2015-11 to have a material impact on the consolidated financial statements.
In February 2016, the FASB issued ASU 2016‑02, Leases. The guidance requires lessees to recognize assets and liabilities on the balance sheet for the rights and obligations created by all leases with terms of more than 12 months. The ASU also will require disclosures designed to give financial statement users information on the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative information. ASU 2016-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018 for public companies and December 15, 2019 for private companies with earlier application permitted. The Company is still evaluating the impact of ASU No. 2016‑02 on its consolidated financial statements.
In March 2016, the FASB issued ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which changes several aspects of the accounting for share-based payment award transactions including accounting for income taxes, classification of excess tax benefits on the statement of cash flows, forfeitures, minimum statutory tax withholding requirements and classification of employee taxes paid on the statement of cash flows when an employer withholds shares for tax withholding purposes. ASU 2016-09 is effective for fiscal years, and interim periods within those fiscal years beginning after December 15, 2016 for public companies and December 15, 2017 for private companies, with a cumulative-effect and prospective approach to be used for implementation. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses, which changes the impairment model for most financial assets and certain other instruments. Specifically, this new guidance requires using a forward looking, expected loss model for trade and other receivables, held-to-maturity debt securities, loans and other instruments. This new guidance will replace the currently used model and likely result in an earlier recognition of allowance for losses. ASU 2016-13 is effective for fiscal years, and interim periods within fiscal years, beginning after December 15, 2019 for public companies and December 15, 2020 for private companies, with a modified-retrospective approach to be used for implementation. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

3)	Recent Accounting Pronouncements - Continued

In August 2016, the FASB issued ASC 2016-15, Classification of Certain Cash Receipts and Cash Payments, which provides guidance on eight different issues, intended to reduce diversity in practice on how certain cash receipts and cash payments are presented and classified in the statement of cash flows. ASU 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017 for public companies and December 15, 2018 for private companies, with a full retrospective approach to be used upon implementation. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, which is final guidance that revises the definition of a business. Under the new guidance when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or a group of similar assets), the assets acquired would not represent a business. This ASU introduces an initial required screen that, if met, eliminates the need for further assessment. ASU 2017-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017 for public companies and December 15, 2018 for private companies. This standard will only apply to the extent the Company has future business combinations.

In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other, to simplify the accounting for goodwill impairment. The guidance removes Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. ASU 2017-04 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 for public companies and December 15, 2020 for private companies. This standard will only apply to the extent the Company has future business combinations as the Company did not have goodwill as of June 30, 2107 or December 31, 2016.

Accounting standard‑setting organizations frequently issue new or revised accounting rules. The Company regularly reviews new pronouncements to determine their impact, if any, on the consolidated financial statements. Other than the standards discussed above, there are no significant accounting standards applicable to the Company, which have not been adopted. With the announcement of the acquisition by Keane, the above evaluations and considerations of various critical accounting matters will be shared with Keane’s accounting team.

4)	Asset Acquisition

On January 13, and 31, 2017, the Company completed two asset acquisitions pursuant to purchase and sale agreements executed on January 13, and 31, 2017 (the "O-Tex Asset Purchase Agreements") with O-Tex Pumping, LLC (the "Seller"), a related party. The assets acquired were frac and cementing assets. The frac assets were purchased for approximately $12 million and were comprised of property, plant and equipment. The cementing assets were purchased for approximately $5 million and comprised of property, plant and equipment, and a limited amount of inventory. These assets, aside from the inventory, have been recorded within property and equipment on the balance sheet and will be depreciated over the useful lives of the assets, varying from 1.5 to 20 years. No transaction costs were incurred in conjunction with these asset acquisitions.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

5)	Inventories

Inventories consisted of the following at June 30, 2017 and December 31, 2016:

	June 30, 2017	December 31, 2016
Parts and consumables	$1,826,668	$901,041
Sand	—	1,104,589
Chemical	458,174	177,902
Proppant	610,189	103,818
Total inventory	$2,895,031	$2,287,350

Inventory is stated at the lower of average cost or market (net realizable value) with consideration given to deterioration, obsolescence, and other factors in evaluating net realizable value. As of June 30, 2017 and December 31, 2016, no lower of cost or market allowance was recorded as it was not deemed necessary.

6)	Prepaid expenses and other current assets
As of June 30, 2017 and December 31, 2016 prepaid expenses and other current assets consisted of the following:

	June 30, 2017	December 31, 2016
Prepaid insurance	$708,899	$1,511,791
Prepaid other	12,384,152	722,787
Prepaid leases	115,914	115,914
Prepaid software	175,496	145,226
Prepaid rent	228,731	58,666
Deposits	17,054	17,079
Total prepaid expenses and other current assets	$13,630,246	$2,571,463

On March 29, 2017, RockPile entered into an agreement with a vendor for the purchase of up to 155,000 tons of frac sand for delivery from April 1, 2017 through December 31, 2017 for an initial payment of $12,865,000 which was made on April 6, 2017. The company entered into this supply agreement to satisfy the demand requirements for the same quantity of sand for the same period to one of our customers. The agreement with our vendor does not include transportation or other fulfillment costs. We are currently amortizing this payment in accordance with the sand deliveries and the balance of the agreement is recorded in Prepaid other.

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

7)	Property and Equipment

Property and equipment at June 30, 2017 and December 31, 2016 were as follows:

	Estimated useful lives	June 30, 2017	December 31, 2016
Land	Indefinite	$3,292,874	$3,292,874
Buildings	20 years	2,815,028	2,613,418
Leasehold improvements	1-18 years	430,567	133,255
Office furniture and fixtures	3 years	45,359	44,977
Computer equipment	3 years	52,370	27,830
Software	3 years	330,352	128,545
Light vehicles	3 years	3,998,546	3,233,270
Other vehicles	5 years	4,530,548	5,609,550
Operating Equipment	1.5-5 years	75,084,198	28,738,517
		90,579,842	43,822,236
Less: Accumulated depreciation		(11,601,021)	(2,679,869)
		78,978,821	41,142,367
Asset not yet placed in service and related deposits		2,434,373	15,513,875
Total property plant and equipment, net		$81,413,194	$56,656,242

Depreciation expense for the six months ended June 30, 2017 and 2016 was as follows:

	Successor	Predecessor
	June 30, 2017	June 30, 2016
Total Depreciation	8,923,016	11,259,570
Depreciation included in cost of goods sold	8,904,443	11,192,691

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

8)	Intangible Assets

The intangible asset balance on the Company’s condensed consolidated balance sheets represents the acquisition date fair value, net of amortization, as applicable.
As of June 30, 2017 and December 31, 2016, intangible assets consisted of the following:

	Estimated useful lives	June 30, 2017	December 31, 2016
Carrying Value:
Customer Relationships	48-120 months	$4,050,000	$4,050,000
Trade name	36-60 months	2,701,200	2,701,200
Noncompetition agreement	25-60 months	348,800	348,800
		7,100,000	7,100,000
Accumulated Amortization:
Customer Relationships		(402,272)	(147,662)
Trade Name		(466,951)	(175,123)
Noncompetition agreement		(95,054)	(32,160)
Total Accumulated Amortization		(964,277)	(354,945)
Total intangible assets, net		$6,135,723	$6,745,055

Amortization expense for the three months ended June 30, 2017 and 2016 was $326,242 and $128,340, respectively. Amortization expense for the six months ended June 30, 2017 and 2016 was $609,332 and $258,861, respectively.
Estimated future intangible amortization expense as of June 30, 2017 is as follows:

2017	$545,233
2018	1,141,729
2019	1,086,896
2020	1,060,207
2021	781,009
Thereafter	1,520,649
Total	$6,135,723

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

9)	Notes Payable

RockPile Energy Holdings, LLC (Successor) Borrowings

On February 9, 2017, the Company entered into a credit agreement for a $35,000,000 revolving credit facility ("Revolver"). The availability of the $35,000,000 Revolver is limited based on the Company’s current working capital. Borrowings under the credit facility bear interest, at the Company’s option, at either (i) the administrative agent’s prime rate, plus an applicable margin that ranges between 0.00% and 0.50%, depending on the Company’s leverage ratio as of the last determination date, or (ii) for Eurodollar loans, LIBOR multiplied by the statutory reserve rate, plus an applicable margin that ranges between 2.25% and 3.00%, depending on the Company’s leverage ratio as of the last determination date. The Company is required to pay a commitment fee that ranges between 0.250% and 0.375% per annum on the unused availability under the credit facility. The Company is also required to pay a per annum fee on all letters of credit issued under the credit facility, which is equal to the applicable margin for loans accruing interest based on the Eurodollar rate and a fronting fee to the issuing lender. The credit facility has a maturity date of February 9, 2020. In preparation for the closing of the acquisition by Keane, this credit facility was terminated on June 27, 2017 and the associated deferred financing costs of approximately $153,910 recorded during the first quarter 2017 were fully expensed in June 2017.

RockPile Energy Services, LLC (Predecessor) Borrowings
On March 25, 2014, the Company entered into a Citibank credit facility to provide a $100.0 million senior secured revolving credit facility ("Credit Agreement"). On November 13, 2014, the Company entered into an amendment no. 1 ("Amendment No.1"), which amended the Credit Agreement to increase the borrowing capacity under the facility from $100.0 million to $150.0 million. The Credit Agreement had a maturity date of March 25, 2019. Substantially all of RockPile’s assets were pledged as collateral under the Credit Agreement. Total long-term debt related to the Credit Agreement at June 30, 2016 was $115,680,472. The Credit Agreement combined with insignificant other interest bearing notes resulted in interest expense for the three and six months ended June 30, 2016 of $1,139,473 and $2,291,596, respectively.

10)	Commitments and Contingencies
Commitments (Leases)
The Company has entered into various noncancellable operating leases relating to (i) commercial and residential real estate related to operations in North Dakota, (ii) third‑party commercial real estate related to operations in North Dakota and Texas, and (iii) various operating equipment, logistics equipment, and light vehicles. Rent expense incurred under these noncancellable operating leases was $1,406,976 and $1,762,463 for the three months ended June 30, 2017 and 2016, respectively. Rent expense incurred under these noncancellable operating leases was $2,690,699 and $3,583,597 for the six months ended June 30, 2017 and 2016, respectively.
Future minimum lease payments under noncancellable operating leases (with initial or remaining lease terms equal to or in excess of one year) as of June 30, 2017 are as follows:

Operating Leases
2017	$2,810,110
2018	6,105,531
2019	6,179,441
2020	4,406,797
2021	1,587,249
Thereafter	12,600,341
Total Minimum Lease Payments	$33,689,469

ROCKPILE ENERGY HOLDINGS, LLC AND SUBSIDIARIES
Notes to the Unaudited Condensed Consolidated Financial Statements
For the Three and Six Months Ended June 30, 2017 and 2016

10)	Commitments and Contingencies - Continued
Purchase Commitments

On March 29, 2017, RockPile entered into an agreement with a customer in which the customer prepaid for 155,000 tons of sand to be delivered through December 31, 2017.  The total purchase price of the contract was $21,390,000 for which payment was received on April 5, 2017.  Subsequently, RockPile entered into an agreement for $12,865,000 with a vendor to provide the sand to fulfill the agreement with the customer. The agreement with the vendor does not include transportation or other fulfillment costs.

Contingencies

Due to the nature of the Company’s business, the Company is, from time to time, involved in routine litigation or subject to disputes or claims related to business activities, including workers' compensation claims and employment related disputes. There are no current disputes, claims or litigation against the Company, and therefore no contingent liabilities have been recorded for the periods presented.

11)	Subsequent Events

Subsequent events have been evaluated through August 2, 2017 the date these interim financial statements were available to be issued.
Immediately prior to the completion of the Company’s sale to the Keane Group, Inc. at 12:01 am July 3, 2017, RockPile Energy Holdings, LLC issued Class B Units and Class C Units of RockPile Energy Holdings, LLC to certain eligible participants. The estimated closing value of the issued units for purposes of allocation of proceeds through RockPile Energy Holdings, LLC’s previously defined distribution model was $4.2 million.

On July 3, 2017, the Company completed its sale to the Keane Group, Inc. for (i) approximately $115,194,000 in cash, including approximately $4,355,000 in respect of deposits previously paid by the Company for 30,000 previously ordered hydraulic fracturing horsepower, and (ii) 8,684,210 shares of the Keane Group’s common stock. The cash portion of the purchase price was determined based on a $135 million base cash purchase price, which is subject to post-closing adjustments as provided in the purchase agreement.